UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2026

Brag House Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42525	87-4032622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Park Street,
Montclair, NJ 07042

(Address of principal executive offices)

Registrant’s telephone number, including area code: (413) 398-2845

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	TBH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 5, 2026, Chetan Jindal resigned from his position as Chief Financial Officer of Brag House Holdings, Inc. (the “Company”) in order to pursue other opportunities.  Brag House wishes Mr. Jindal the best in his future endeavors.

Effective February 5, 2026, the board of directors of the Company appointed Rene Rodriguez as the Company’s Acting Chief Financial Officer. Mr. Rodriguez, age 42, has served as the Company’s Controller since March 1, 2025, and prior to that as an independent contractor providing finance and accounting services to the Company from June 1, 2022 until February 28, 2025.

From May 2021 through February 2025, Mr. Rodriguez served as Founder and President of Isthmus Accounting Professionals, a public accounting firm based in Miami, Florida. At Isthmus Accounting Professionals, Mr. Rodriguez worked with early-stage companies across various industries, providing assurance, accounting, and advisory services. Prior to founding Isthmus Accounting Professionals, Mr. Rodriguez served as an Audit Manager in the University of Miami’s Audit and Advisory Services Department, where he participated in a variety of audit initiatives and special investigations. Before that, Mr. Rodriguez was an Audit Supervisor in the Internal Audit Department of Lennar Corporation, a publicly traded company, where he led audit teams on multiple engagements, including Sarbanes-Oxley internal control audits, and was responsible for recruiting and mentoring participants in the company’s leadership development program. Mr. Rodriguez holds a Bachelor of Arts degree and a Master’s degree in Accounting from Florida International University. He is a Certified Public Accountant licensed in the State of Florida and a Certified Fraud Examiner.

Family Relationships

Mr. Rodriguez does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

The following related party transactions are reportable under Item 404(a) of Regulation S-K:

Mr. Rodriguez received compensation totaling approximately $187,993 in 2025 for his service to the Company as an independent contractor and Controller.

On June 24, 2025, Mr. Rodriguez received options to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.839 per share. 25,000 of the stock options vested on the issuance date and 25,000 of the remaining stock options will vest on each of June 24, 2026, June 24, 2027, and June 24, 2028, subject to his continued service.

On July 18, 2025, Mr. Rodriguez received options to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share, all of which were fully vested on the date of the grant.

On December 10, 2025, Brag House Inc. (a subsidiary of the Company) entered into an employment agreement with Mr. Rodriguez pursuant to which he will serve as Controller of the Brag House Division of the Company, effective upon the closing of the pending merger between Brag House Merger Sub, Inc., a subsidiary of the Company, and House of Doge Inc. Under the agreement, Mr. Rodriguez will receive an annual base salary of $150,000, payable monthly, and may be eligible for an annual discretionary bonus of up to 10% of his base salary, paid 50% in cash and 50% in the Company’s equity securities. The agreement also includes health insurance plan reimbursement of up to $1,000 per month and healthcare coverage and benefits consistent with the amounts of coverage he receives and employer contributions to any such plan pursuant to the terms of his current employment arrangement.

The agreement provides that Mr. Rodriguez must provide Brag House Inc. with at least 30 days’ written notice prior to resigning, which requirement can be waived by Brag House Inc. (which waiver shall not be deemed to be a termination without Cause (as defined in the agreement)). If Brag House Inc. terminates Mr. Rodriguez’ employment without Cause, then he is entitled to (subject to his execution of a separation agreement that contains a release of claims) a payment equal to three months of his annual base salary.

The agreement also contains non-compete, non-disparagement and confidentiality provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2026	BRAG HOUSE HOLDINGS, INC.

	By:	/s/ Lavell Juan Malloy, II
	Name:	Lavell Juan Malloy, II
	Title:	Chief Executive Officer

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